                     TENDER AGREEMENT AND IRREVOCABLE PROXY


              THIS TENDER AGREEMENT AND IRREVOCABLE PROXY dated as of February 27, 1997 (this "Agreement") is by and among CIGNA CORPORATION, a Delaware corporation ("PARENT"), CHC ACQUISITION CORP., a New Hampshire corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and DR. NORMAN PAYSON ("SHAREHOLDER").


                                   WITNESSETH:

              WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Healthsource, Inc., a New Hampshire corporation (the "COMPANY"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "MERGER AGREEMENT"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "OFFER") to purchase any and all shares of common stock, $0.10 par value, of the Company (the "COMPANY COMMON STOCK");

              WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the number of shares of Company Common Stock set forth on the signature page hereto;

              WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that Shareholder enter into this Agreement;

              NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

              1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

              "AFFILIATE" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Shareholder, "AFFILIATE" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

              "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "BENEFICIAL OWNERSHIP" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act ), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "GROUP" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

       "OWNED SHARES" means the shares of Company Common Stock owned by Shareholder on the date hereof, together with any other shares of Company Common Stock, or any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any other shares of Company Common Stock or such other securities which may hereafter be owned by Shareholder.

       "PERSON" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

       "REPRESENTATIVE" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

       "TRANSFER" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "TRANSFER" shall have a correlative meaning.

       2. Tender of Shares. Shareholder hereby agrees to tender (or cause the record owner thereof), pursuant to and in accordance with the terms of the Offer, all Owned Shares. Shareholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for shares of Company Common Stock in the Offer, including any Owned Shares tendered by Shareholder, is subject to the terms and conditions of the Offer. The parties agree that Shareholder will, for all Owned Shares tendered by Shareholder in the Offer and accepted for payment by Purchaser, receive a price per Owned Share equal to $21.75, or such higher per share consideration paid to other shareholders who have tendered into the Offer.

       3. Voting of Owned Shares; Proxy. (a) Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement (such period being referred to as the "VOTING PERIOD"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's shareholders, however called, or in connection with any written consent of the Company's shareholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, Shareholder shall vote (or cause to be voted) all Owned Shares: (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms


                                       2


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thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Offer, the Merger and the transactions contemplated by the Merger Agreement and this Agreement): (I) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries (including any transaction contemplated by an Acquisition Proposal); (II) any sale, lease or transfer of a material amount of the assets or business of the Company or its subsidiaries, or any reorganization, restructuring, recapitalization, special dividend, dissolution, liquidation or winding up of the Company or its subsidiaries; and (III) any change in the present capitalization of the Company including any proposal to sell any material equity interest in the Company or any amendment of the Articles of Incorporation of the Company. Shareholder shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 3(a).

         (b) IRREVOCABLE PROXY. SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS PURCHASER AND ANY DESIGNEE OF PURCHASER, EACH OF THEM INDIVIDUALLY, SHAREHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE OWNED SHARES OF SHAREHOLDER AS INDICATED IN SECTION 3(a) ABOVE. SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SHAREHOLDER WITH RESPECT TO SHAREHOLDER'S OWNED SHARES.

         (c) Shareholder Capacity. Shareholder is making this Agreement solely in his capacity as the owner of the Owned Shares and not in his capacity as a director or officer, and the agreements set forth herein shall in no way restrict Shareholder in the exercise of his fiduciary duties as a director and officer of the Company. Shareholder signs solely in his or her capacity as the record and beneficial owner of the Owned Shares.

         4. Restrictions on Transfer, Other Proxies; No Solicitation. (a) Shareholder shall not, until the termination of this Agreement, directly or indirectly: (i) except as provided in Section 2 hereof, Transfer to any Person any or all Owned Shares; or (ii) except as provided in Section 3(b), grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Notwithstanding anything to the contrary provided in this Agreement, Shareholder shall have the right to Transfer Owned Shares to (i) any Family Member, (ii) the trustee or trustees of a trust solely (except for remote contingent interests) for the benefit of Shareholder and/or one or more Family Members, (iii) a foundation created or established by Shareholder, (iv) a corporation of which Shareholder and/or any Family Members owns all of the outstanding capital stock, (v) a partnership of which Shareholder and/or any Family Members owns all of the partnership interests, (vi) the executor,


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administrator or personal representative of the estate of Shareholder, or (vii)
any guardian, trustee or conservator appointed with respect to the assets of Shareholder; provided, that in the case of any such Transfer, the transferee shall execute an agreement to be bound by the terms of this Agreement, or terms substantially identical thereto. "Family Member" shall have the meaning ascribed to "Related Parties" under Section 672(c) of the Internal Revenue Code of 1986, as amended.

         (b) Until the termination of this Agreement, Shareholder will comply with the provisions of Section 5.5 of the Merger Agreement to the extent applicable to Shareholder in his capacity as a director or officer of the Company; provided, that nothing in this Section 4(b) shall prohibit Shareholder from taking any actions that the Company is permitted to take in accordance with
Section 5.5 of the Merger Agreement.

         5. Representations and Warranties of Shareholder. Shareholder hereby represents, warrants and covenants to Parent and Purchaser as follows:

         (a) Shareholder has all necessary power and authority to execute and deliver this Agreement and perform his obligations hereunder. No other proceedings or actions on the part of Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         (b) This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specified performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (c) Shareholder is the record holder and beneficial owner of the Owned Shares which, as of the date hereof, are set forth on the signature page hereto. Shareholder has good and marketable title to all of the Owned Shares, free and clear of all liens, claims, options, proxies, voting agreements, security interests, charges and encumbrances. The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by Shareholder, and except for the Owned Shares and shares of Company Common Stock issuable upon exercise of options held by Shareholder, neither Shareholder nor any of his Affiliates Beneficially Owns or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any shares of Company Common Stock or any securities convertible into Company Common Stock. Except as provided in
Section 3(b) hereof and in this Section 5(c), Shareholder has sole power to vote and to dispose of the Owned Shares.

         (d)  Except for the items disclosed in clauses (a) through (f) in
Section 3.4 of the Merger Agreement, none of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof shall (A) result in a violation or breach of, or

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constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Shareholder is a party or by which Shareholder or any of his properties or assets (including the Owned Shares) may be bound, or
(B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of its properties or assets.

         (e) Shareholder understands and acknowledges that Parent is entering into, and causing the Purchaser to enter into, the Merger Agreement, and is incurring the obligations set forth therein, in reliance upon Shareholder's execution and delivery of this Agreement.

         (f) No broker, investment banker, financial adviser or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement based upon arrangements made by or on behalf of Shareholder or any of his Representatives.

         (g) Shareholder agrees with and covenants to Parent that Shareholder shall not request that the Company or Parent, as the case may be, register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company or of Parent, as the case may be, unless such Transfer is made in compliance with this Agreement.

         6. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent, warrant and covenant to Shareholder as follows:

         (a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and each of them is in good standing under the laws of its jurisdiction of incorporation. Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Purchaser of this Agreement and the performance by Parent and Purchaser of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         (b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of them in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.


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
         (c)  Except for the items disclosed in clauses (a) through (f) in
Section 4.3 of the Merger Agreement, none of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof shall (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets.

         (d) Except for Goldman, Sachs & Co., whose fees and expenses are the sole responsibility of Parent, no broker, investment banker, financial adviser or other intermediary is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement based upon arrangements made by or on behalf of Parent or any of its Representatives.

         7. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Parent shall have purchased and paid for all of the Owned Shares of Shareholder in accordance with the Offer and (b) the date on which the Merger Agreement is terminated.

         9.   Miscellaneous.

         (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) Shareholder agrees that this Agreement and the respective rights and obligations of Shareholder hereunder shall attach to any shares of Company Common Stock, and any securities convertible into such shares, that may become Beneficially Owned by Shareholder.

         (c) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


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         (d)  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and the Purchaser may assign their rights and obligations hereunder to any assignee of such parties' rights and obligations under the Merger Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

         (f) All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

              If to Parent or Purchaser:

              CIGNA Corporation
              1 Liberty Place
              1950 Market Street
              Philadelphia, PA  19192-1520
              Telecopy: 215-761-6041
              Attn: Robert L. Rose, Esq.

              Copy to:

              O'Melveny & Myers
              153 East 53rd Street
              New York, New York  10022-4611
              Telecopy: 212-326-2061
              Attn: C. Douglas Kranwinkle, Esq.


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
         If to Shareholder, to Shareholder's address or facsimile number set forth on the signature page hereto;

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

         (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and
(b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

         (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (j) This Agreement shall be governed and construed in accordance with the laws of the State of New York (other than the duties and obligations of directors and officers of the Company, which shall be governed by the laws of the State of New Hampshire), without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         (k) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

         (l) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


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              IN WITNESS WHEREOF, Parent, Purchaser and Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                            CIGNA CORPORATION

                                            By:   /s/ Robert L. Rose
                                               ---------------------------------
                                                     Name:  Robert L. Rose
                                                     Title: Vice President
                                                            Strategic Growth &
                                                            Development


                                            CHC ACQUISITION CORP.

                                            By:   /s/ Robert L. Rose
                                               ---------------------------------
                                                     Name:  Robert L. Rose
                                                     Title: President


                                            DR. NORMAN PAYSON

                                                  /s/  Norman C. Payson
                                               ---------------------------------

                                            Address: c/o Healthsource, Inc.
                                                     2 College Park Drive
                                                     Hooksett, NH  03106
                                                     Telecopy: 603-268-7905


                                            Owned Shares: 4,332,760


                                       S-1